Exhibit 99.1

Protagonist Therapeutics Reports Third Quarter 2017 Financial Results and Provides Corporate Update

Recent $60 Million Financing Enables Company to Push Pipeline Candidates Forward

Newark, California (November 6, 2017): Protagonist Therapeutics, Inc. (NASDAQ: PTGX) today reported its financial results for the third quarter and nine months ended September 30, 2017 and provided an update on the company’s recent achievements.

“We recently reported positive preliminary Phase I results for PTG-300, our hepcidin mimetic in development for the potential treatment of anemia and iron overload related blood disorders, including rare diseases such as beta-thalassemia and myelodysplastic syndromes (MDS). These results, coupled with the encouraging Phase I results achieved for PTG-100 in 2016 and the recent partnership with Janssen for PTG-200, all provide validation for our novel peptide platform,” said Dinesh Patel, president and chief executive officer. “We plan to continue to execute on our strategy of optimizing our peptide technology platform and applying it to the discovery and development of drugs that address unmet medical needs and offer strong differentiation against existing treatments.”

Recent Pipeline Achievements

•                  PTG-300:  The company reported preliminary results from a Phase 1 clinical trial of PTG-300, the company’s hepcidin mimetic, which demonstrated pharmacodynamic proof-of-concept in normal healthy volunteers. This data indicated that PTG-300 demonstrated a dose-related reduction in serum iron, which persisted beyond 72 hours at higher dose levels. PTG-300 showed a dose-dependent increase in blood drug levels and was well tolerated with no serious adverse events or dose-limiting toxicities. The company expects to report final top-line results from the complete study in the fourth quarter of 2017.

•                  PTG-100: The ongoing Phase 2B trial in ulcerative colitis patients remains on track to report interim futility analysis in early 2018 and top-line results in the second half of 2018.  In parallel, the company is making all the preparations needed to support Phase 3 development.

•                  PTG-200: The company closed a license and collaboration agreement with Janssen Biotech, Inc. for clinical development of PTG-200. PTG-200 is expected to enter a Phase 1 clinical trial in the fourth quarter of 2017.

Recent Corporate Finance Events

•                  The company completed a public offering of 3,530,000 shares of its common stock at a price to the public of $17.00 per share. The gross proceeds from the offering, before underwriting discounts and commissions and offering costs, were approximately $60 million. The underwriters have an option until November 10, 2017 to purchase up to an additional 529,500 shares at the price to the public, less underwriting discounts and commissions.

•                  The closing of the license and collaboration agreement with Janssen Biotech, Inc. resulted in an upfront payment of $50 million to the company. The company will also be eligible to receive up to an additional $940 million in development, regulatory, and sales milestones.

Third Quarter 2017 Financial Results

Protagonist reported a net loss attributable to common stockholders of $4.8 million and $33.9 million, respectively, for the third quarter and first nine months of 2017, as compared to a net loss attributable to common stockholders of $7.4 million and $26.5 million, respectively, for the same periods of 2016. The decrease in net loss for the third quarter of 2017 as compared to the prior year period was driven primarily by license and collaboration revenue recognized during the current quarter, partially offset by increases in research and development (R&D) expenses and general and administrative (G&A) expenses. The increase in net loss for the first nine months of 2017, as compared to the prior year period, was driven primarily by increases in R&D expenses and G&A expenses, partially offset by license and collaboration revenue recognized during the current quarter. The net loss for the third quarter and first nine months of 2017 includes non-cash stock-based compensation of $1.2 million and $3.1 million, respectively, as compared to $0.4 million and $0.6 million, respectively, for the same periods of 2016.

License and collaboration revenue for the third quarter and first nine months of 2017 was $8.8 million and consisted of revenue from activities performed under the agreement with Janssen Biotech, Inc.  Pursuant to changes in accounting guidance for revenue recognition adopted by Protagonist during the quarter, the $50 million upfront payment from Janssen, which was recorded as deferred revenue, is being recognized based on proportional achievement of Protagonist’s performance obligations as measured by actual costs incurred relative to total budgeted costs. These performance obligations are expected to be completed during the second half of 2018. Protagonist will evaluate the measure of performance each reporting period and, if necessary, adjust that measure and related revenue recognition. Protagonist did not recognize any license and collaboration revenue prior to the third quarter of 2017.

R&D expenses for the third quarter and first nine months of 2017 were $11.2 million and $34.5 million, respectively, as compared to $5.6 million and $16.9 million, respectively, for the same periods of 2016. The increases in R&D expenses were primarily due to increased PTG-100 and PTG-300 clinical trial and development activities, which included clinical trial activities, contract manufacturing costs, and pre-clinical and clinical development studies for other product candidates, and PTG-200 activities related to the agreement with Janssen Biotech, Inc. R&D expenses for the third quarter and year-to-date periods also included an increase in employee-related expenses due to an increase in R&D personnel.

G&A expenses for the third quarter and first nine months of 2017 were $2.6 million and $8.7 million, respectively, as compared to $1.6 million and $4.4 million, respectively, for the same periods of 2016. The increases in G&A expenses were primarily due to an increase in employee-related expenses mainly due to an increase in headcount to support the growth of our operations, professional service fees and consulting, and other administrative expenses.

Protagonist ended the second quarter with $104.9 million in cash, cash equivalents and investments.  With the additional funding from the Janssen agreement and proceeds from the $60 million public equity offering completed on October 16, 2017, the company expects to have sufficient financial resources to fund operations through 2019.

About Protagonist Therapeutics

Protagonist Therapeutics is a clinical-stage biopharmaceutical company with a proprietary technology platform which is utilized to discover and develop novel peptide-based drugs to address significant unmet medical needs. Its primary focus is on developing potential first-in-class oral targeted therapy-based peptide drugs that work by blocking biological pathways that are currently targeted by marketed injectable antibody drugs. Protagonist’s initial lead peptide product candidates, PTG-100 and PTG-200, are based on this approach, and the company believes these candidates have the potential to transform the existing treatment paradigm for inflammatory bowel disease (IBD), consisting primarily of ulcerative colitis and Crohn’s disease.

PTG-100, a potential first-in-class oral peptide alpha-4-beta-7 integrin antagonist, is currently in a global Phase 2B clinical trial for the treatment of moderate-to-severe ulcerative colitis. PTG-200, a potential first-in-class oral Interleukin-23 receptor antagonist in development for the treatment of IBD, initially Crohn’s disease, is currently in pre-clinical development and is expected to enter a Phase 1 clinical trial before the end of 2017. The company recently announced it has entered into a worldwide agreement with Janssen Biotech, Inc. to co-develop and commercialize PTG-200 for all indications, including IBD.

In addition to PTG-100 and PTG-200, the company is developing an injectable hepcidin mimetic PTG-300 for the potential treatment of anemia and iron overload disorders, including rare diseases such as beta-thalassemia and MDS. PTG-300 is currently being studied in a Phase 1 clinical trial.

Protagonist is headquartered in Newark, California with its pre-clinical and clinical staff in California, and discovery operations both in California and in Brisbane, Queensland, Australia. For further information, please visit http://www.protagonist-inc.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, the potential for our programs, our collaborations, the initiation and availability of results of our clinical trials, research and development and capital resources. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “may,” “will,” “expect,” or the negative or plural of these words or similar expressions.  Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses, our reliance on third parties and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreement with Janssen, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates.  We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2017, to be filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

PROTAGONIST THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
License and collaboration revenue - related party (1)	$8,781	$—	$8,781	$—
Operating expenses:
Research and development	11,168	5,561	34,457	16,882
General and administrative	2,593	1,577	8,708	4,387

Total operating expenses	13,761	7,138	43,165	21,269

Loss from operations	(4,980)	(7,138)	(34,384)	(21,269)
Interest income	155	54	479	93
Change in fair value of redeemable convertible preferred stock tranche and warrant liabilities	—	—	—	(4,719)
Other expense	—	—	—	(34)

Net loss	$(4,825)	$(7,084)	$(33,905)	$(25,929)

Net loss attributable to common stockholders	$(4,825)	$(7,377)	$(33,905)	$(26,487)

Net loss per share attributable to common stockholders, basic and diluted	$(0.29)	$(0.87)	$(2.01)	$(8.62)

Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	16,911,575	8,483,189	16,851,672	3,071,456

PROTAGONIST THERAPEUTICS, INC.

Selected Condensed Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	September 30,	December 31,
	2017	2016
Consolidated Balance Sheet Data:
Cash, cash equivalents and available-for-sale securities	$104,902	$87,749
Working capital	$45,457	$76,809
Total assets	$110,415	$93,990
Deferred revenue — related party (1)	$41,739	$—
Accumulated deficit	$(98,498)	$(64,593)
Total stockholders’ equity	$57,836	$87,555

(1) Effective July 1, 2017, the Company adopted Financial Accounting Standards Board Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, using the full retrospective transition method. The company had no effective contracts within the scope of this guidance prior to July 1, 2017, and the adoption had no impact on the Company’s financial position, results of operations or liquidity prior to July 1, 2017.

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